Exhibit 10.13

ATARA BIOTHERAPEUTICS, INC.

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into as of March 31, 2014, by and between Atara Biotherapeutics, Inc., a Delaware corporation (the “Company”) and Mitchall Clark (“Executive”). From and following the date hereof, this Agreement shall replace and supersede that certain letter agreement between the Company and Executive dated March 10th, 2014 (the “Prior Agreement”).

RECITALS

WHEREAS, the Company and Executive are currently parties to the Prior Agreement and wish to enter into this Agreement as set forth herein in connection with a share exchange, pursuant to which each of Nina Biotherapeutics, Inc., Pinta Biotherapeutics, Inc. and Santa Maria Biotherapeutics, Inc. (each a “Project Entity”) shall become wholly-owned subsidiaries of the Company (the “Share Exchange”);

NOW THEREFORE, in consideration of the mutual promises and covenants contained herein and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

AGREEMENT

1. Duties and Scope of Employment. Executive will remain employed as the Company’s Chief Regulatory and Quality Assurance Officer, reporting to the Company’s Chief Executive Officer. This is a full-time position. Executive’s initial responsibilities will include, but not be limited to, implementation of the Company’s Regulatory strategies, including all communications worldwide with appropriate regulatory agencies, filings of all relevant applications, and all related activities. In addition, Executive will be responsible for all oversight and implementation of the Company’s quality assurance programs covering manufacturing and clinical activities. While Executive renders services to the Company, Executive will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company. By signing this Agreement, Executive reaffirms to the Company that Executive has no contractual commitments or other legal obligations that would prohibit Executive from performing his duties for the Company, other than during the Transition Period as described in Section 8 below.

2. Cash Compensation. The Company will pay Executive a base salary at the rate of $290,000 per year (the “Base Salary”), subject to normal payroll deductions and required withholdings, and payable in accordance with the Company’s standard payroll schedule. This salary will be subject to adjustment from time to time pursuant to the Company’s employee compensation policies in effect. Executive also will be eligible for an annual bonus of up to 25% of Executive’s Base Salary, based on achievement of corporate performance (including financial) objectives, as well as personal performance objectives, payable at the discretion of the Chief Executive Officer of the Company and the Board of Directors. Corporate performance objectives will be established at the sole discretion of the Board of Directors, and Executive’s personal performance objectives will be mutually agreed upon in writing between Executive and the Chief Executive Officer of the Company on an annual basis. Executive’s annual bonus is also subject to payroll deductions and required withholdings. Any bonus earned for a fiscal year will be paid within 2% months after the close of that fiscal year, but only if Executive is still employed by the Company at the time of payment. The determinations of the Company with respect to Executive’s bonus will be final and binding, and while the Company expects the Company’s success and Executive’s individual contributions will warrant that a bonus be paid, there are no guarantees that such payment will be made.

3. Employee Benefits. The Company’s benefits, payroll and other human resource management services will continue to be provided through TriNet Employer Group, Inc. (“TriNet”), a professional employer organization. As a result of the Company’s arrangement with TriNet, TriNet will be considered Executive’s “employer of record” for these purposes. In addition, Executive will be entitled to accrue up to 160 hours of paid time off in accordance with the Company’s paid time off policy, as in effect from time to time. Executive’s annual vacation benefit will be no less than twenty-five (25) paid days off per year.

Executive’s position, duties, goals, work location and compensation may be modified based on Executive’s performance and the evolving needs of the Company. Additionally the Company reserves the right to modify benefits, contribution and reimbursement levels from time to time, as it deems necessary.

4. Equity Compensation. Executive currently holds restricted stock units (the “Prior Awards”) covering 149,997 shares of the Company’s common stock (post Share Exchange). These equity awards will continue to be governed by the terms of the applicable equity plans and award agreements.

5. Taxes. All payments made by the Company (or any Company affiliate) to Executive or Executive’s estate or beneficiaries will be subject to tax withholding pursuant to any applicable laws or regulations. Executive will be solely liable and responsible for the payment of Executive’s taxes arising as a result of any payment provided to Executive in connection with Executive’s employment including without limitation any unexpected or adverse tax consequences. Any such payments or benefits provided to Executive are intended to be exempt from or comply with the requirements of section 409A of the Code. In the event any payment or benefit is deemed to be subject to section 409A of the Code, Executive consents to the Company adopting such conforming amendments as the Company deems necessary, in its reasonable discretion, to comply with section 409A of the Code. In addition, if Executive is a specified employee (within the meaning of Code Section 409A) at the time of Executive’s separation from service, then to the extent necessary to comply with Code Section 409A and avoid the imposition of taxes under Code Section 409A, the payment of certain benefits owed to Executive under this Agreement will be delayed and instead paid (without interest) to Executive upon the earlier of the first business day of the seventh month following Executive’s separation from service or Executive’s death. Additionally, no payments or benefits will constitute excess parachute payments as defined under Code Section 280G.

6. Proprietary Information and Inventions Agreement. Executive previously signed standard Proprietary Information and Inventions Agreements with the Company and each Entity dated as of March 10, 2014 (collectively the “PIIA”), which remain in full force and effect pursuant to its terms.

7. Employment Relationship. Employment with the Company is for no specific period of time. Executive’s employment with the Company is “at will,” meaning that either Executive or the Company may terminate Executive’s employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to Executive is superseded by this Employment Agreement. This is the full and complete agreement between Executive and the Company on this term. Although Executive’s job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of Executive’s employment may only be changed in an express written agreement signed by Executive and a duly authorized officer of the Company (other than Executive).

8. Transition Period. The Company recognizes Executive is currently engaged as a Consultant to various clients and, as a result of accepting this position with the Company, Executive will be required to wind down Executive’s consulting business in an orderly manner. Immediately upon acceptance of this position with the Company, Executive was required to inform all existing clients that Executive will be ending Executive’s consultancy with them in the immediate future. The Company will provide for a period to effectuate this transition (the “Transition Period”) as follows: in the first thirty days of employment with the Company, beginning March 13th, 2014, Executive will provide three (3) days a week of service to the Company with the balance of the work week allocated to Executive’s existing clients; in the second thirty days of employment with the Company, Executive will provide four (4) days a week of service to the Company with the balance of the work week allocated to Executive’s existing clients; and, in the third thirty days of employment with the Company, and thereafter, Executive will provide full-time service to the Company, recognizing a de minimis amount of time may still be required from time-to-time to satisfy Executive’s obligations to the consulting clients engaged at the time Executive accepted this position with the Company. During the Transition Period, the Base Salary will be adjusted on a pro-rata basis appropriate to the time allocation outlined in this Section 8. The vesting of Executive’s equity awards will commence as described in the equity agreements without regard to the Transition Period. Should the wind down of Executive’s services to Executive’s existing consulting clients occur sooner than described in the Transition Period, the Company will accelerate Executive’s transition, and the associated effect on the Base Salary, based upon the facts presented by Executive to the Chief Executive Officer.

9. Work Location. Should the Company office locations be consolidated at some time in the future, and that consolidated location would necessitate Executive’s residential relocation beyond ninety (90) miles from the existing Company office in Thousand Oaks, California, the Company will endeavor in good faith to reach an agreement with Executive allowing for Executive’s continued employment with the Company without requiring the relocation of Executive’s residence. There is no guarantee provided herein, either explicit or implied, that such an agreement will be reached nor will Executive be required to continue as an employee of the Company should such an agreement not be reached.

10. Miscellaneous. All forms of compensation referred to in this Employment Agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. Executive is encouraged to obtain Executive’s own tax advice regarding Executive’s compensation from the Company. Executive agrees that the Company does not have a duty to design its compensation policies in a manner that minimizes Executive’s tax liabilities, and Executive will not make any claim against the Company or its Board of Directors related to tax liabilities arising from Executive’s compensation.

11. Interpretation, Amendment, and Enforcement. This Agreement, and any equity agreements referred to herein, supersede and replace the Prior Agreement and any other prior agreements, representations or understandings (whether written, oral, implied or otherwise) between Executive and the Company and, together with the NIA, constitutes the complete agreement between Executive and the Company regarding the subject matter set forth herein. This Agreement may not be amended or modified, except by an express written agreement signed by both Executive and a duly authorized officer of the Company. The terms of this Agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this Agreement arising out of, related to, or in any way connected with, this Agreement, Executive’s employment with the Company or any other relationship between Executive and the Company (the “Disputes”) will be governed by California law, excluding laws relating to conflicts or choice of law. Executive and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in California in connection with any Dispute or any claim related to any Dispute.

12. Definitions. The following terms have the meaning set forth below wherever they are used in this Agreement:

“Code” means the Internal Revenue Code of 1986, as amended.

* * * * *

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date set forth above.

ATARA BIOTHERAPEUTICS, INC.

/s/ Issac Ciechanover
By:	Isaac Ciechanover, M.D.
Title:	Chief Executive Officer

MITCHALL CLARK

/s/ Mitchall Clark

[Signature Page to Employment Agreement]